Exhibit 99.1
For Immediate release:

Contact: Timothy P. Dooley
Republic Airways Holdings
Tel. (317) 487-4308

Republic Airways Holdings Announces First Quarter 2009 Results
Reports ex-item net income of $15.5 million and EPS of $0.45

Indianapolis, Indiana, (May 4, 2009) – Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported operating revenues of $325.3 million for the quarter ended March 31, 2009, a 10.6% decrease, compared to $363.9 million for the same period last year.  The Company reported net income of $2.2 million for the quarter ended March 31, 2009, compared to $20.2 million reported in the prior year’s first quarter.  The Company also reported earnings per diluted share of $0.06, compared to $0.55 for the same period last year.

The Company’s first quarter 2009 results included a $13.3 million, non-cash goodwill impairment charge, which creates no tax benefit and therefore reduced net income by the full $13.3 million.  Excluding the goodwill impairment, net income for the quarter was $15.5 million and earnings per diluted share was $0.45. The primary items of significance affecting the first quarter of 2009 are outlined below.

First Quarter Highlights
Excluding reimbursement for fuel expense, which is a pass-through cost to our partners, regional airline service revenues increased 4.3% for the first quarter of 2009.  This increase was primarily as a result of a shift in the mix of flying toward larger regional jets.

Total operating expenses for the first quarter of 2009, including interest expense but excluding fuel charges (which are reimbursable by the Company’s major partners), of $283.9 million, increased approximately 15.0% from $246.9 million for the same quarter of 2008.  Operating cost per available seat mile (CASM), including interest expense but excluding fuel and the goodwill impairment charge increased to 8.14¢ for the first quarter of 2009, from 7.62¢ for the same quarter of 2008.  Operating expenses in 2009 also include $3.1 million of expenses to accrue for return costs on CRJ-200 aircraft and a $3.0 million charge related to the recapitalization of Mokulele Airlines.

During the quarter the Company took delivery of three new 76-seat E175 regional jets which were placed into fixed-fee service for Delta.   The Company entered into fixed rate debt financing arrangements for these aircraft.  The Company also removed three 50-seat aircraft from service from its Continental operations during the quarter.  Two of the aircraft removed have been subleased offshore and the other aircraft will be returned to the lessor.  At March 31, 2009, the Company’s fleet consisted of 221 regional jet aircraft.

Recent Developments
On March 5, 2009, the Company agreed to a firm commitment for $40 million in post-petition debtor-in-possession (DIP) financing to Frontier Airlines Holdings, Inc. (“Frontier”).  This new DIP facility, which was funded on April 1, 2009, matures December 1, 2009.

On March 19, 2009 the Company participated in the recapitalization of Mokulele Airlines.  Pursuant to the recapitalization, the Company converted $3.0 million of its $8.0 loan and invested $3.0 million of cash in exchange for 50% of Mokulele’s common stock.  The recapitalization agreement required Republic to invest an additional $2.5 million which was funded on May 1, 2009.

Also in March 2009, the Company funded an additional $25 million to US Airways pursuant to the Credit Agreement between US Airways and the Company that was entered into in October 2008.

Balance Sheet Information
At March 31, 2009 the Company had $117.9 million in cash and cash equivalents compared to $129.7 million as of December 31, 2008.  The Company’s long-term debt decreased to $2.27 billion as of March 31, 2009, compared to $2.28 billion at December 31, 2008. All of the Company’s long-term debt is at fixed interest rates and is secured by the aircraft.  The Company has significant long-term lease obligations for aircraft that are classified as operating leases and are not reflected as liabilities on the Company’s consolidated balance sheets.  At a 7.0% discount factor, the present value of these lease obligations was approximately $660 million as of March 31, 2009 compared to approximately $685 million reported as of December 31, 2008.

Corporate Information
Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on approximately 1,200 flights daily to 105 cities in 36 states, Canada, Mexico and Jamaica through airline services agreements with seven U.S. airlines. All of the airlines' flights are operated under their airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express, Midwest Connect, Mokulele Airlines and US Airways Express. The airlines currently employ approximately 4,500 aviation professionals and operate 216 regional jets.

The Company will conduct a telephone briefing to discuss its first quarter results tomorrow, May 5th, at 10:00 a.m. EDT. For those wishing to participate please call 866-783-2141 and for international calls please dial 857-350-1600, the password is 61304559.  A live Webcast of this briefing will also be available online at www.rjet.com - investor relations.

Additional Information
In addition to historical information, this release contains forward-looking statements.  Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events.  Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date.  Republic Airways assumes no obligation to update any forward-looking statement.  Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference.

REPUBLIC AIRWAYS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and Shares in Thousands, Except per Share Amounts)
(Unaudited)

Financial Highlights	Three Months Ended March 31,
	2009	2008	Change
OPERATING REVENUES
Regional airline services	$321,712	$359,545	-10.5%
Other	3,593	4,338	-17.2%
Total operating revenues	325,305	363,883	-10.6%

OPERATING EXPENSES
Wages and benefits	64,590	63,364	1.9%
Aircraft fuel	32,116	81,777	-60.7%
Landing fees	16,898	13,830	22.2%
Aircraft and engine rent	31,603	33,960	-6.9%
Maintenance and repair	46,581	38,473	21.1%
Insurance and taxes	6,479	5,800	11.7%
Depreciation and amortization	35,895	30,893	16.2%
Goodwill impairment	13,335	-	100.0%
Other	33,041	29,973	10.2%
Total operating expenses	280,538	298,070	-5.9%
OPERATING INCOME	44,767	65,813	-32.0%

NON-OPERATING INCOME (EXPENSE)
Interest expense	(35,434)	(30,635)	15.7%
Other — net	2,745	(2,735)	NM
Total non-operating income (expense)	(32,689)	(33,370)	-2.0%

INCOME BEFORE INCOME TAXES	12,078	32,443	-62.8%

INCOME TAX EXPENSE	9,918	12,292	-19.3%

NET INCOME	2,160	20,151	-89.3%
PER SHARE, BASIC	$0.06	$0.56	-89.3%
PER SHARE, DILUTED	$0.06	$0.55	-89.1%
Weighted Average Common Shares
Basic	34,483	36,238	-4.8%
Diluted	34,483	36,561	-5.7%

Unaudited Operating Highlights

Operating Highlights	Three Months Ended March 31,
	2009	2008	Change
Regional airline services revenues, excluding fuel (000)	289,596	277,768	4.3%
Operating expenses, plus interest and excluding fuel (000)	283,856	246,928	15.0%
Passengers carried	4,433,809	4,441,737	-0.2%
Revenue passenger miles (000)	2,257,102	2,296,711	-1.7%
Available seat miles (000)	3,324,371	3,240,323	2.6%
Passenger load factor	67.9%	70.9%	-3.0	pts
Cost per available seat mile, including interest expense (cents)	9.50	10.14	-6.3%
Cost per available seat mile, including interest expense, but excluding fuel expense and goodwill impairment charge (cents)	8.14	7.62	6.8%
Operating aircraft at period end:
37-50 seat regional jets	91	118	-22.9%
70+ seat regional jets	130	108	20.4%
Block hours	178,435	188,824	-5.5%
Departures	104,692	105,005	-0.3%
Average daily utilization of each aircraft (hours)	9.7	10.2	-4.9%
Average aircraft stage length (miles)	487	514	-5.3%